Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-129058, 333-126360, 333-111841, 333-111830, 333-38896, 333-61284, 333-61278, 333-72704, and 333-89396) of ValueClick, Inc. of our report dated March 30, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in ValueClick, Inc.’s annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 31, 2006.

PricewaterhouseCoopers LLP
Los Angeles, California
April 19, 2006